SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Filed by a party other than the registrant  ☐

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material pursuant to ss. 240.14a-12

MHI Hospitality Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

MHI HOSPITALITY CORPORATION

March 22, 2007

Dear Stockholder:

On behalf of the Board of Directors and management of MHI Hospitality Corporation (the “Company”), I cordially invite you to attend the 2007 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the Kingsmill Resort Conference Center, 1010 Kingsmill Road, Williamsburg, Virginia on Friday, April 27, 2007 at 9:00 a.m., local time. The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the Annual Meeting. Directors and officers of the Company, as well as a representative of PKF Witt Mares, PLC, certified public accountants, will be present to respond to any questions you may have.

You will be asked to elect seven directors and to ratify the appointment of PKF Witt Mares, PLC as the Company’s independent accountants for the fiscal year ending December 31, 2007. The Board of Directors has unanimously approved each of these proposals and recommends that you vote FOR them.

Your vote is important, regardless of the number of shares you own and regardless of whether you plan to attend the Annual Meeting. I encourage you to read the enclosed proxy statement carefully and sign and return your enclosed proxy card as promptly as possible because a failure to do so could cause a delay in the Annual Meeting and additional expense to the Company. A postage-paid return envelope is provided for your convenience. This will not prevent you from voting in person, but it will assure that your vote will be counted if you are unable to attend the Annual Meeting. If you do decide to attend the Annual Meeting and feel for whatever reason that you want to change your vote at that time, you will be able to do so. If you are planning to attend the Annual Meeting, please let us know by marking the appropriate box on the proxy card.

Sincerely yours,

Andrew M. Sims
Chairman of the Board President and Chief Executive Officer

4801 Courthouse Street, Suite 201 Williamsburg, Virginia 23188

MHI HOSPITALITY CORPORATION

4801 COURTHOUSE STREET, SUITE 201

WILLIAMSBURG, VIRGINIA 23188

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 27, 2007

NOTICE IS HEREBY GIVEN that the 2007 Annual Meeting of Stockholders (the “Annual Meeting”) of MHI Hospitality Corporation (the “Company”), will be held at the Kingsmill Resort Conference Center, located at 1010 Kingsmill Road, Williamsburg, Virginia, on Friday, April 27, 2007 at 9:00 a.m., local time, for the following purposes:

1.	To elect seven directors to the board of directors of the Company;

2.	To ratify the appointment of PKF Witt Mares, PLC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007; and

3.	To transact such other business as may properly come before the Annual Meeting and any adjournments thereof.

The board of directors is not aware of any other business to come before the Annual Meeting. Stockholders of record at the close of business on March 1, 2007 are the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

A copy of the Company’s 2006 Annual Report is enclosed.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. WE ENCOURAGE YOU TO VOTE BY PROXY SO THAT YOUR SHARES WILL BE REPRESENTED AND VOTED AT THE ANNUAL MEETING EVEN IF YOU CANNOT ATTEND. ALL STOCKHOLDERS OF RECORD CAN VOTE BY WRITTEN PROXY CARD. HOWEVER, IF YOU ARE A STOCKHOLDER WHOSE SHARES ARE NOT REGISTERED IN YOUR OWN NAME, YOU WILL NEED ADDITIONAL DOCUMENTATION FROM YOUR RECORD HOLDER TO VOTE IN PERSON AT THE ANNUAL MEETING.

BY ORDER OF THE BOARD OF DIRECTORS

WILLIAM J. ZAISER
SECRETARY

Williamsburg, VA

March 22, 2007

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES IN ORDER TO INSURE A QUORUM AT THE ANNUAL MEETING. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

PROXY STATEMENT

OF

MHI HOSPITALITY CORPORATION

4801 COURTHOUSE STREET, SUITE 201

WILLIAMSBURG, VIRGINIA 23188

ANNUAL MEETING OF STOCKHOLDERS APRIL 27, 2007

This Proxy Statement is furnished in connection with the solicitation of proxies by the board of directors of MHI Hospitality Corporation (the “Company”) to be used at the 2007 Annual Meeting of Stockholders which will be held at the Kingsmill Resort Conference Center, located at 1010 Kingsmill Road, Williamsburg, Virginia, on Friday, April 27, 2007, 9:00 a.m., local time (the “Annual Meeting”). The accompanying Notice of Annual Meeting of Stockholders and this Proxy Statement are being mailed to stockholders on or about March 22, 2007.

All properly executed written proxies that are delivered pursuant to this proxy statement will be voted on all matters that properly come before the Annual Meeting for a vote. If your signed proxy specifies instructions with respect to matters being voted upon, your shares will be voted in accordance with your instructions. If no instructions are specified, your shares will be voted (a) FOR the election of director nominees named in Proposal I, (b) FOR Proposal II (ratification of independent registered public accounting firm), and (c) in the discretion of the proxy holders, as to any other matters that may properly come before the Annual Meeting. Your proxy may be revoked at any time prior to being voted by: (i) filing with the Company’s Corporate Secretary (William J. Zaiser, at 4801 Courthouse Street, Suite 201, Williamsburg, Virginia 23188) written notice of such revocation; (ii) submitting a duly executed proxy bearing a later date; or (iii) attending the Annual Meeting and giving the Corporate Secretary notice of your intention to vote in person.

VOTING SECURITIES AND VOTE REQUIRED

The board of directors has fixed the close of business on March 1, 2007 (the “Record Date”) as the record date for the determination of stockholders who are entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, there were 6,845,500 shares of the Company’s common stock, $0.01 par value, outstanding. Each stockholder of record on the Record Date is entitled to one vote for each share held.

The presence in person or by proxy of at least a majority of the outstanding shares of common stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. Shares represented by proxies received but marked as abstentions, if any, will be included in the calculation of the number of shares considered to be present at the meeting. Shares held in a broker’s account that are not voted by the broker or other nominee (“broker non-votes”) will be treated as shares present at the meeting for purposes of determining the presence of a quorum, but will not be treated as shares present and entitled to vote with respect to those matters for which no vote is cast. In the event there are not sufficient votes for a quorum or to ratify any proposals at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

As to the election of directors, the enclosed proxy enables a stockholder to vote “FOR” the election of the nominees proposed by the board of directors, or to withhold authority to vote for the nominee being proposed. Directors are elected by a plurality of votes of the shares present in person or represented by proxy at a meeting and entitled to vote in the election of directors.

As to the ratification of the independent accountants, which is submitted as Proposal II, a stockholder may: (i) vote “FOR” the ratification; (ii) vote “AGAINST” the ratification; or (iii) “ABSTAIN” with respect to the ratification. Unless otherwise required by law, Proposal II and all other matters shall be determined by a majority of votes cast affirmatively or negatively without regard to (a) broker non-votes, or (b) proxies marked “ABSTAIN” as to that matter.

PRINCIPAL HOLDERS

The following table sets forth the beneficial ownership of shares of common stock as of March 1, 2007 for each person or group known to the Company to be holding more than 5% of the common stock, for each director and named executive officer and for the directors and executive officers of the Company as a group. As of March 1, 2007, the Company had outstanding 6,845,500 shares of its common stock, $.01 par value per share. The number of shares shown represents the number of shares of common stock the person “beneficially owns,” as determined by the rules of the SEC, including the number of shares that may be issued upon redemption of partnership interests or units in MHI Hospitality, L.P., which we will refer to as the Operating Partnership. The Operating Partnership is controlled by the Company as its sole general partner. The Operating Partnership is obligated to redeem each unit at the request of the holder thereof for the cash value of one share of common stock or, at the Company’s option, one share of common stock.

Name of Beneficial Owner (1)	Number of Shares Beneficially Owned		Percent of Class (2)
Ferris, Baker Watts, Incorporated	1,195,395	(3)	17.5%
Elpizo Limited Partnership	732,254	(4)	9.6%
Andrew M. Sims	709,899	(5),(6),(7)	9.4%
Kim E. Sims	704,899	(5),(6)	9.4%
Christopher L. Sims	704,899	(5),(6)	9.3%
Wilmington Hotel Associates Corp.	377,903	(8)	5.2%
Edward S. Stein	336,099	(9)(10)	4.7%
William J. Zaiser	218,981	(11)	3.1%
J. Paul Carey	12,000	(9)	*
James P. O’Hanlon	0		*
General Anthony C. Zinni (USMC Ret.)	2,000	(9)	*
David R. Folsom	1,700	(12)	*
Anthony E. Domalski	1,000	(13)	*
Julia Farr Connolly	1,000	(14)	*
All executive officers and directors as a group (11 persons)	2,692,477		29.0%

*	Represents less than 1% of the number of shares of common stock of the Company.
(1)	Unless otherwise indicated, the named stockholders have sole voting power with respect to all shares shown as being beneficially owned by them. Assumes that all units of our operating partnership held by such person or group of persons are redeemed for common stock (regardless of when such units are redeemable) and includes restricted stock grants that were fully vested on December 31, 2006.
(2)	The total number of shares outstanding used in calculating this percentage assumes that no units held by other persons are redeemed for shares of common stock.
(3)	Based on information set forth in a Schedule 13G filed with the Securities and Exchange Commission on January 12, 2007 by Ferris, Baker Watts, Incorporated, reporting sole power to vote or direct the vote over 2,220 shares, sole power to dispose or direct the disposition of 2,200 shares and shared power to dispose or direct the disposition on 1,193,175 shares. The address of Ferris, Baker Watts, Incorporated is 100 Light Street, Baltimore, MD 21202.

(4)	Represents 368,168 units held by Supreme Corp., 308,234 units held by Khesonese Investments, 6,832 units held by IPAX, 49,020 units held by Phileo Land Company. These entities are indirectly controlled by members of the Cheong Family, including Kee Cheok Cheong, Kee Fong Cheong, Kee Seong Cheong, Kee Lai Cheong and Kee Soon Cheong.
(5)	Andrew M. Sims, Kim E. Sims and Christopher L. Sims are siblings.
(6)	Andrew M. Sims, Kim E. Sims and Christopher L. Sims each received 605,166 units in connection with our initial public offering redeemable as of December 21, 2005. On July 22, 2005, the family limited partnerships of Andrew M. Sims, Kim E. Sims and Christopher L. Sims each received 24,152, 24,152 and 24,152 units, respectively, in connection with the Company’s acquisition of the Hilton Jacksonville Riverfront Hotel, redeemable as of July 22, 2006. Includes 75,581 units held by the Edgar Sims Irrevocable Trust for which Andrew M. Sims, Kim E. Sims and Christopher L. Sims serve as co-trustees. On March 1, 2007, Kim E. Sims redeemed 80,000 units for common stock.
(7)	Includes 5,000 shares of restricted stock granted under our 2004 Long-Term Incentive Plan.
(8)	Jeanette Sims is the sole shareholder of Wilmington Hotel Associates and is the mother of Andrew, Kim and Christopher Sims. The address of Wilmington Hotel Associates is 6411 Ivy Lane, Suite 510, Greenbelt, MD 20770.
(9)	Includes 2,000 shares of restricted stock granted under our 2004 Long-Term Incentive Plan all of which were fully vested on December 31, 2006. Does not include 1,500 shares of restricted stock granted under our Long Term Incentive Plan, which will vest on December 31, 2007.
(10)	Represents 1,000 shares of common stock held by the Weinberg & Stein pension plan and 333,099 units held by the Krichman Trust, of which Edward Stein is a Trustee.
(11)	Includes 4,000 shares of restricted stock granted under our 2004 Long-Term Incentive Plan. The family limited partnership of William J. Zaiser received 206,830 units in connection with our initial public offering redeemable as of December 21, 2005 and an additional 8,151 units in connection with the acquisition of the Hilton Jacksonville Riverfront Hotel on July 22, 2005, redeemable as of July 22, 2006.
(12)	David R. Folsom purchased 1,700 shares of our common stock our company before joining as an executive officer in January 2006.
(13)	Includes 750 shares of restricted stock granted under our 2004 Long-Term Incentive Plan. Anthony E. Domalski purchased 250 shares of our common stock before being appointed an officer of our company.
(14)	Includes 1,000 shares of restricted stock granted under our 2004 Long-Term Incentive Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and the beneficial owners of more than 10% of the common stock to file reports of ownership and changes in ownership of equity securities of the Company with the Securities and Exchange Commission and to furnish the Company with copies of such reports. To the best of our knowledge, all of the filings by our directors and executive officers were made on a timely basis during the 2006 fiscal year. We are not aware of any beneficial owners of more than 10% of our common stock other than as disclosed in the Principal Holders Table.

PROPOSAL I—ELECTION OF DIRECTORS

The directors of the Company are elected by the stockholders annually. Each director’s term of office expires at the Annual Meeting. Each of the directors has been nominated for election at the Annual Meeting to hold office until the 2008 annual meeting of stockholders and until their successors are elected and qualified. The Board of Directors currently consists of seven members. Andrew M. Sims, General Anthony C. Zinni, Kim E. Sims, Christopher L. Sims, Edward S. Stein, James P. O’Hanlon and J. Paul Carey, or “Nominees”, have been nominated by the board of directors for terms of one year each.

The persons named as proxies in the enclosed proxy card intend to vote “FOR” the election of the Nominees, unless the proxy card is marked to indicate that such authorization is expressly withheld. Should one or more of the Nominees withdraw or be unable to serve (which the board of directors does not expect) or should any other vacancy occur in the board of directors, it is the intention of the persons named in the enclosed proxy card to vote “FOR” the election of such persons as may be recommended by the board of directors. If there are no substitute nominees, the size of the board of directors may be reduced.

Biographical Information

The principal business experience of each director and executive officer of the Company is set forth below.

Nominees for Directors:

Andrew M. Sims, 50, is our president, chief executive officer and chairman of the board and has served in such capacity since our inception in August 2004. He served as President of MHI Hotels Services, LLC from 1995 until December 2004 after serving for seven years as vice president of finance and development. As President of MHI Hotels Services, LLC, Mr. Sims oversaw company operations as well as the areas of accounting and finance, marketing, development and franchise relations. Andrew Sims is the brother of directors Kim and Christopher Sims. Mr. Sims serves as a director of MHI Hotels Services, LLC.

General Anthony C. Zinni, 62, (USMC Ret.) became a director in December 2004 upon completion of our initial public offering and is currently a member of our audit committee. General Zinni retired from the U.S. Marine Corps after 39 years of service in October 2000. During his military career, General Zinni served as the Commanding General, First Marine Expeditionary Force from 1994 to 1996, and as Commander-in-Chief, U.S. Central Command from 1997 to 2000. General Zinni has participated in numerous humanitarian operations and Presidential diplomatic missions. In November 2001, General Zinni was appointed senior adviser and U.S. envoy to the Middle East by Secretary of State Colin Powell. Since November 2000, General Zinni has consulted in the areas of defense, military, national security, foreign policy and regional issues. General Zinni served as a professor at William & Mary College and at Virginia Military Institute, a position he held since November 2000. General Zinni currently serves as a director and member of the governance committee of BAE Systems and a director of DynCorp.

Kim E. Sims, 52, became a director upon completion of our initial public offering in December 2004 and is the President and a director of MHI Hotels Services, LLC, a position he has held since December 2004. Mr. Sims served as Executive Vice President of Operations of MHI Hotels Services, LLC from 1995 until 2004 and has provided 28 years of service there. Kim Sims is the brother of Andrew and Christopher Sims.

Christopher L. Sims, 48, became a director upon completion of our initial public offering and is an officer and director of MHI Hotels Services. He joined MHI Hotels Services, LLC in 1981 first as sales and general manager for the Best Western Maryland Inn in College Park until his promotion in 1988 to vice president of sales and marketing, the position he currently holds. He is a member of the board of directors of the Prince George Conference and Visitors Bureau and a member of Hospitality Sales and Marketing Association International. Christopher Sims is the brother of Andrew and Kim Sims.

Edward S. Stein, 60, became a director upon completion of our initial public offering in December 2004 and is chairman of the nominating, corporate governance and compensation committee and is a member of the audit committee. He is a founding partner of the Norfolk, Virginia law firm of Weinberg and Stein. Mr. Stein has practiced law in the areas of real estate, estate planning, probate, corporate law, business law and licensing since 1974. He is admitted to the Virginia Bar and is a member of the Norfolk and Portsmouth, Virginia Bar Associations.

James P. O’Hanlon, 63, became a director in March 2007. Mr. O’Hanlon retired from Dominion Energy in January 2003 after serving as President and Chief Operating Officer for three years. He previously served as chief operating officer of Dominion Generation, a generating unit of Dominion Resources, upon its formation in May 1999. Prior to his employment with Dominion Generation, Mr. O’Hanlon was with a subsidiary of Virginia Power since 1989 and served as vice president-Nuclear Services, vice president-Nuclear Operations and subsequently, senior vice president-Nuclear. He is a Captain (retired) in the U.S. Naval Reserves.

J. Paul Carey, 48, became a director prior to completion of the initial public offering in December 2004 and serves as the chairman of the audit committee and is a member of the nominating, corporate governance and compensation committee. He is currently the Managing Partner for JPT Partners, a privately held investment partnership created to acquire and manage transaction- processing companies in the education and financial services industry, a position he has held since October 2003. Prior to his position with JPT Partners, Mr. Carey served as the Chief Executive Officer of Enumerate Solutions, Inc., a venture backed software company, from November 2001 until October 2003. Mr. Carey also served as the Executive Vice President for Sallie Mae and was responsible for financial reporting from August 1997 to April 2001, and as a partner with LCL Ltd., a financial advisory management and investment firm, from March 1993 to August 1997. He serves on the Board of Trustees for the University System of Maryland Foundation and for Stone Ridge School. Mr. Carey also serves on the board of directors of Campus Partners, a leading processor of campus based student loans.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF THE ABOVE NOMINEES.

Executive Officers of the Company Who Are Not Directors

William J. Zaiser, 60, is our executive vice president, chief financial officer and treasurer and corporate secretary, positions he has held since our inception in August 2004. A certified public accountant, he is responsible for financial analysis, cash management, insurance, investment and financial reporting. Mr. Zaiser began his career with MHI Hotels Services, LLC as a computer consultant, and became the first corporate controller for MHI Hotels Services, LLC. In 1990, he was elected to the Board of Directors and was promoted to Vice President of Accounting for MHI Hotels Services, LLC, a position he held until August 2004. As Vice President of Accounting, Mr. Zaiser was responsible for financial analysis, cash management, insurance, investment and financial reporting. Before joining the hospitality industry, Mr. Zaiser was an instructor of mathematics at both the University of Maryland and Montgomery College, and is a licensed CPA in the State of Maryland. Mr. Zaiser is a member of the American Institute of Certified Public Accountants and the Hospitality Financial and Technology Professionals.

David R. Folsom, 42, is our executive vice president and chief operating officer. He was appointed to that position in January 2006. Mr. Folsom assists the chief executive officer in the execution of our strategic business plan and coordinates our capital raising and borrowing efforts, as well as sourcing and conducting due diligence on potential acquisitions to facilitate the Company’s growth. Prior to joining our company, Mr. Folsom was Vice President of Paragon Real Estate, a Cleveland-based early stage real estate venture focusing on distressed multi-family assets. From 2001 to 2005, he was an investment banker with BB&T Capital Markets, where he served in the Real Estate Securities Group and Debt Capital Markets Groups. While at BB&T, Mr. Folsom participated in over 70 equity, debt and preferred stock underwritings, as well as financial advisory transactions across many industries. He was a member of the lead underwriting team that took our company public in 2004.

Julia Farr Connolly, 40, is our vice-president and chief compliance officer. She joined us in January 2005 as compliance counsel and was appointed an officer by the board of directors in July 2006. Ms. Connolly is responsible for all aspects of the legal compliance and corporate governance of our company. Prior to joining us, from 1998 to 2004 she was a part-time associate with the law offices of Roger M. Adelman, practicing civil and criminal litigation. Ms. Connolly served as an associate with the law firm of Kirkpatrick & Lockhart Nicholson

Graham LLP from 1993 to 1997, where she specialized in areas of investment management and securities litigation. From 2001 to 2003, Ms. Connolly also consulted with the investment adviser, Farr, Miller & Washington, LLC, in areas of general corporate law.

Anthony E. Domalski, 45, is our vice-president and chief accounting officer. He joined our company in May 2005 and was appointed an officer by the board of directors in July 2006. A certified public accountant, he is responsible for financial and tax reporting. From 2001 to 2005, Mr. Domalski served as Chief Financial Officer for SwissFone, Inc., a Washington, DC based telecommunications company, where he assisted in a management-led buyout of the U.S. international wholesale division from Swisscom, AG. Prior to his tenure at SwissFone, Inc., Mr. Domalski held several other senior financial positions in the telecommunications and hospitality industry and spent nine years at a local public accounting firm. Mr. Domalski is a member of the American Institute of Certified Public Accountants.

Meetings and Certain Committees of the Board of Directors

Independent Directors

At least a majority of the Company’s directors and all of the members of the audit committee and the nominating, corporate governance and compensation committee, which we refer to as the NC&C Committee, must meet the test of “independence” as defined by the listing standards of the American Stock Exchange or AMEX. The AMEX standards provide that to qualify as an “independent” director, in addition to satisfying certain bright-line criteria, the board of directors must affirmatively determine that a director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). Our board of directors has determined that each of Messrs. Carey, O’Hanlon, Stein, and Zinni satisfies the bright-line criteria and that none has a relationship with the Company that would interfere with such person’s ability to exercise independent judgment as a member of the board. Therefore, we believe that each of such directors is independent under the AMEX rules. Mr. David J. Beatty served as an independent member of the board of directors from our initial public offering in December 2004 until his resignation on February 22, 2007.

The board of directors conducts its business through meetings of the board of directors and through its committees. During the fiscal year ended December 31, 2006, the board of directors of our company held 4 regular meetings and no special meetings. No directors of the Company attended fewer than 75% of the total meetings of the board of directors and committee meetings on which such board member served during this period. All seven directors attended the 2006 annual meeting of stockholders. As of December 31, 2006, our company had an audit committee and a nominating, corporate governance and compensation committee.

The NC&C Committee is currently comprised of directors Stein and Carey. All members of the NC&C Committee are independent in accordance with the listing standards of the AMEX. This standing committee determines the salary for the president and chief executive officer, executive vice-president and chief financial officer and the executive vice-president and chief operating officer. The purpose of the NC&C Committee is to make recommendations to the board of directors regarding corporate governance policies and practices, recommend criteria for membership on the board of directors, nominate members to the board of directors, make recommendations to the board of directors concerning the membership, size and responsibilities of each of the committees, develop general policy relating to compensation and benefits, determine compensation for, and evaluate the performance of, our executive officers and administer our 2004 Long-Term Incentive Plan. The NC&C Committee met four times during fiscal year 2006. The Company has adopted a written charter that sets forth the specific functions and responsibilities of the committee. The NC&C Committee charter is available on our website at www.MHIHospitality.com.

The audit committee, a standing committee, is currently comprised of directors Carey, Stein and Zinni. All members of the audit committee are independent in accordance with the listing standards of the AMEX. The audit committee meets with the independent accountants, PKF Witt Mares, PLC, to discuss the annual audit and any related matters. The audit committee is further responsible for internal controls for financial reporting. The audit committee has adopted a written charter. The audit committee charter is available on our website at www.MHIHospitality.com. The audit committee met ten times in fiscal year 2006.

The board of directors has determined that J. Paul Carey qualifies as “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K, and that he is “independent” in accordance with the listing standards of the AMEX.

Report of the Audit Committee

For the fiscal year ended December 31, 2006, the Audit Committee: (i) reviewed and discussed the audited financial statements with management, (ii) discussed with the Company’s independent auditor, PKF Witt Mares, PLC, all matters required to be discussed under Statement on Auditing Standards No. 61, and (iii) received PKF Witt Mares, PLC disclosures regarding PKF Witt Mares, PLC’ independence as required by Independence Standards Board Standard No. 1 and discussed with PKF Witt Mares, PLC its independence. Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2006.

Audit Committee:

J. Paul Carey- Chairman

Edward S. Stein

Anthony C. Zinni

Director Nomination Process

The NC&C Committee of the board of directors acts as a nominating committee for the selection of nominees for director.

In determining appropriate candidates to nominate to the board of directors, the NC&C Committee will generally consider a number of factors, including the expertise, business experience, character, willingness to serve actively and other board memberships of the candidate. The NC&C Committee also assesses the board’s size and composition, corporate governance policies and AMEX listing standards when nominating candidates. There are no minimum qualifications that the NC&C Committee has established for a candidate recommended to the board of directors by the NC&C Committee.

In nominating members to the board of directors, the NC&C Committee will consider nominees recommended by stockholders so long as the recommendation is submitted to our corporate secretary within the timeframe required to request a proposal that will be included in the proxy materials for our next annual meeting of stockholders. However, the NC&C Committee may, in its sole discretion, reject any such recommendation for any reason.

Mr. O’Hanlon, who was appointed to the board of directors in March 2007 to fill Mr. Beatty’s board vacancy until the Annual Meeting, and who was approved by the NC&C Committee for inclusion in the proxy card to stand for election at the Annual Meeting, was recommended to the board of directors by our chief executive officer.

Under the terms of our strategic alliance agreement, MHI Hotels Services, LLC, which we refer to as MHI Hotels Services, has the right to nominate one person for election to our board of directors at each annual meeting of stockholders for so long as Andrew Sims, Kim Sims, Christopher Sims and their affiliates and families own not less than 1.5 million units or shares of our common stock. MHI Hotels Services’ nominee for director is Kim Sims. Mr. Sims is not considered independent under the corporate governance standards of the AMEX.

In addition, Andrew Sims’ employment agreement with us provides that we must nominate him to serve as a director. The nomination right afforded to MHI Hotels Services and that provided for under Mr. Sims’ employment agreement are subject to the determination of the NC&C Committee in connection with each annual or special meeting of stockholders at which directors will be elected that the nominee satisfies the standards established by the committee for service on the board. If Mr. Sims fails to be nominated to our board of directors or is involuntarily removed from our board of directors, unless for cause or vote by the stockholders, he will receive, among other things, a severance payment equal to five times his combined salary base and actual bonus compensation for the preceding fiscal year. Mr. Sims is not independent under the corporate governance standards of the AMEX.

The board of directors believes that its procedures comply with the requirements of the AMEX and provide adequate assurance that nominations are approved by independent directors.

Stockholder Communications

The board of directors does not have a formal process for stockholders to send communications to the board. In view of the infrequency of stockholder communications to the board of directors, the board does not believe that a formal process is necessary. Written communications received by our company from stockholders are shared with the full board no later than the next regularly scheduled board meeting. The board encourages, but does not require, directors to attend the annual meeting of stockholders.

DIRECTOR AND EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The NC&C Committee is responsible for developing our policies relating to compensation and benefits, determining compensation for, and evaluating the performance of, certain of our executive officers, and administering our 2004 Long-Term Incentive Plan, which we refer to as our Long-Term Incentive Plan. The NC&C Committee determines compensation for our three most highly paid executive officers: the chairman and chief executive officer, the executive vice-president and chief financial officer, and the executive vice-president and chief operating officer. We refer to these three executive officers as our principal executive officers.

Objectives of Our Compensation Program

The NC&C Committee’s principal objective in establishing compensation policies is to develop and administer a comprehensive program designed to attract and retain outstanding managers. The NC&C Committee’s guidelines for compensation of our principal executive officers are designed to provide fair and competitive levels of total compensation, while linking elements of compensation with performance. A further objective of our compensation policies is to provide incentives and reward each principal executive officer for his contribution to our company. To that end, the NC&C Committee believes executive compensation packages provided by us to the principal executive officers, should include both cash and stock-based compensation that reward performance as measured against established goals.

Our principal executive officers are evaluated annually for performance according to individual responsibilities and contributions, as well as broader measures related to corporate performance and results. The NC&C Committee has structured our annual and long-term incentive-based cash and non-cash executive compensation to motivate our principal executive officers to achieve the goals set by us and reward the executives for achieving those goals.

Compensation Consultant

During 2006, the NC&C Committee retained the services of HVS Executive Search, a compensation consulting firm, which we refer to as HVS, to review and comment on our existing compensation plan and policies and to make recommendations for plan enhancements. At the request of the NC&C Committee, HVS provided market data relating to compensation programs for senior executives in a peer group identified by HVS and offered opinions on the methodology used by the NC&C Committee to set base salary, bonus and long-term incentives.

HVS chose 19 companies that were involved in the development, ownership and/or management of hotels and restaurants. The median market capitalization of the peer group was $95 million. In making its compensation decisions, the NC&C Committee compared each element of compensation and total compensation of each principal executive officer against executives who hold similar responsibilities within the peer group. The NC&C Committee took HVS’s recommendations into consideration when determining salary increases and used them as a basis to establish the bonus and equity components of our principal executive officers’ compensation for fiscal year 2007.

The NC&C Committee did not request HVS to give opinions on the compensation programs for the chief accounting officer or the chief compliance officer.

Role of Chief Executive Officer in Compensation Decisions

Our chief executive officer makes recommendations to the NC&C Committee for the total compensation, including salary, cash bonus and stock awards, for the principal executive officers of our company. The NC&C Committee takes into consideration the recommendations of our chief executive officer for compensation to our principal executive officers in light of the compensation policies it has established.

Our chief executive officer also develops performance goals for our executive vice-president and chief financial officer and executive vice-president and chief operating officer in consultation with the NC&C Committee, and the NC&C Committee approves the performance goals. Our chief executive office also reviews the annual performance of these two principal executive officers with the NC&C Committee. Our board of directors sets the annual personal performance goals for the chief executive officer.

With respect to fiscal 2006, our chief executive officer solely determined the compensation for our vice president and chief accounting officer and vice-president and chief compliance officer. In 2007, the procedure for setting compensation for our vice-president and chief accounting officer and our vice-president and chief compliance officer changed. In response to the appointment of these two individuals as officers of our company by the board of directors in July 2006, the NC&C Committee amended its charter to modify the procedures utilized to set compensation for these officers. The procedure for setting compensation for our vice president and chief accounting officer and our vice-president and chief compliance officer is as follows: (i) our chief executive officer will make a preliminary recommendation of compensation for these two officers; (ii) the NC&C Committee will review the proposed compensation set by the chief executive officer; and (iii) the NC&C Committee will make a recommendation to the full board of directors relating to the compensation for these two officers. In setting the base salaries of the vice-president and chief accounting officer and vice-president and chief compliance officer, our chief executive officer considers the officer’s position, level and scope of responsibility and conducts an evaluation of base salaries of other similar positions in comparable companies. Our company currently does not have employment contracts with these officers.

Our chief executive officer also recommends to the NC&C Committee annual stock awards to our vice president and chief accounting officer and vice-president and chief compliance officer for consideration and approval. The NC&C Committee considers such recommendations in making stock awards.

Elements of our Compensation Plan

Elements of compensation for our principal executive officers consist principally of base salary, performance bonuses and awards of shares of restricted common stock under our Long-Term Incentive Plan. In determining each element of compensation for each principal executive officer, the NC&C Committee primarily considers:

•	market data relating to an identified peer group;

•	company performance in light of specified goals and guidance;

•	recommendations of the chief executive officer;

•	individual performance of the executive; and

•	the terms of each executive officer’s employment agreement.

Elements of compensation for our vice-president and chief accounting officer and vice-president and chief compliance officer consist of base salary and awards of restricted common stock pursuant to our Long-Term Incentive Plan. In making a preliminary recommendation of each element of compensation for these two officers, our chief executive officer, and then subsequently, the NC&C Committee, primarily considers the officer’s position, level and scope of responsibility and an evaluation of base salaries and other benefits of other executive officers of comparable companies. Our chief executive officer also considers individual performance of each executive officer and then reports the performance of these officers to the NC&C Committee for its consideration.

Base Salary

The original base salary amounts of the principal executive officers were provided for in their employment agreements and are subject to adjustment pursuant to the terms of those agreements. The NC&C Committee made an adjustment in 2007 to our chief executive officer’s base salary, based on its analysis of salaries for chief executives in the peer group. In setting base salaries, and annually considering adjustments, the NC&C Committee uses an evaluation process considering the officer’s position, level and scope of responsibility and an evaluation of base salaries and other benefits of other executive officers of comparable companies, including an analysis of our company’s current operating results. It is the goal of the NC&C Committee to establish fair base salary compensation for our principal executive officers based on our company’s operating performance relative to comparable peer companies. Annually, the chief executive officer makes a recommendation regarding salary levels for the NC&C Committee’s consideration. In addition, HVS has provided relevant market data relating to base salary for each principal executive officer position. HVS has recommended that the NC&C Committee maintain the principal executive officers’ salaries within the first quartile of its peer group based on our company’s relative size and growth strategy.

The original base salary amounts for our vice president and chief accounting officer and vice-president and chief compliance officer were determined by using an evaluation process considering the officer’s position, level and scope of responsibility and an evaluation of base salaries and other benefits of other executive officers of comparable REITs. Commencing in 2007, our chief executive officer will annually evaluate the individual performance of these two executive officers to make an initial determination whether the base salary should be increased and will report his conclusions to the NC&C Committee for its consideration and recommendation to the board of directors.

Cash Bonus Plan

Under the employment agreements with the principal executive officers, each principal executive officer is eligible to receive a bonus in amounts between 20%-30% of base salary. The NC&C Committee has reviewed these agreements and has determined in the best interests of the Company to structure a cash bonus plan that may award above or below the 20%-30% range indicated in the agreements subject to certain metrics described below being met. The NC&C Committee considers three quantifiable metrics to determine the actual bonus payment for the principal executive officers:

•	achieving the Company goal for funds from operations, which we refer to as FFO;

•	stock performance relative to its peers; and

•	realizing personal and other established Company goals established by our board of directors based on recommendations from our chief executive officer.

The NC&C Committee assigns equal weight to each of the foregoing metrics in determining the cash bonus. The NC&C Committee has determined that for 2007, the annual target bonus for our chief executive officer will be $100,000 and the annual target bonus for each of our chief financial officer and our chief operating officer will be $50,000. Each metric, if fully realized, is apportioned 33.3% to the target bonus goal.

Currently, our company has not established a cash bonus program for our vice-president and chief accounting officer and our vice-president and chief compliance officer.

Long-Term Stock Plan

The NC&C Committee is in the process of formulating a stock-based compensation program to facilitate the administration of our 2004 Long-Term Incentive Plan. It will be put into effect this fiscal year for compensation determinations. The long-term stock program is structured to retain and provide an equity-based incentive to the executive officers for dedicated long-term service as well as achievement of long-term operational and financial goals that will ultimately be reflected in stock value. Under the long-term stock program, each principal executive officer is eligible to receive shares of restricted stock over a three to five year period if certain goals to be established by the NC&C Committee are attained and if employment is continuous until the shares vest. The deferred stock grants to our executive vice-president and chief operating officer in his employment agreement are not subject to the requirements of this long-term stock program.

Currently, our vice-president and chief accounting officer and vice-president and chief compliance officer are eligible to receive stock awards under the Long-Term Incentive Plan, but are not considered for awards granted by the NC&C Committee pursuant to the long-term stock program.

Tax Considerations

Section 162(m) of the Internal Revenue Code generally sets a limit of $1.0 million on the amount of annual compensation paid to an executive officer (other than certain enumerated categories of compensation, including performance-based compensation) that may be deducted by a publicly-held company. It is the policy of the board of directors and the NC&C Committee to seek to qualify executive compensation for deductibility to the extent that such policy is consistent with our overall objectives and executive compensation policy. None of the executive officers received compensation in 2006 in excess of the limits imposed under Section 162(m).

Summary Compensation Table

The following table sets forth the cash and non-cash compensation awarded to or earned by Messrs. Sims, Zaiser, Folsom, Domalski and Ms. Connolly during the past fiscal year. Mr. Domalski, our vice-president and chief accounting officer, and Ms. Connolly, our vice-president and chief compliance officer, were appointed executive officers by our board of directors in July 2006.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(e)	(i)	(j)
Andrew M. Sims, President and CEO	2006	$234,000		$10,515(2)	$244,515
William J. Zaiser, CFO, Executive Vice President and Secretary	2006	$182,000		$9,795(2)	$191,795
David R. Folsom, COO, Executive Vice President	2006	$150,000		$7,799.63(2)	$157,799.63
Anthony E. Domalski, Chief Accounting Officer, Vice President	2006	$130,000	$6,787.50(1)		$136,787.50
Julia F. Connolly, Chief Compliance Officer, Vice President	2006	$124,800	$9,050(1)		$133,850

(1)	Represents the dollar value of restricted stock awards calculated by multiplying the closing market price of our common stock of $9.05 on June 16, 2006, the date of grant, as reported on the AMEX, by the number of shares of restricted stock awarded. These restricted stock awards to Mr. Domalski and Ms. Connolly were granted in June 2006 based on performance in fiscal year 2005.
(2)	Includes the Company contributions to the 401(k) plan in the amount of $9,360 for Mr. Sims, $7,280 for Mr. Zaiser and $4,384.63 for Mr. Folsom. Also includes insurance premiums paid by our company for life insurance policies for the principal executive officers in the amount of $1,155 for Mr. Sims, $2,515 for Mr. Zaiser and $3,415 for Mr. Folsom.

Grants of Plan Based Awards

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock or Option Awards ($/sh)
(a)	(b)	(i)	(l)
Anthony E. Domalski, Chief Accounting Officer, Vice President	June 16, 2006	750	$6,787.50
Julia F. Connolly, Chief Compliance Officer, Vice President	June 16, 2006	1,000	$9,050

Option Exercises or Stock Vested

	Stock Awards
Name of Executive Officer	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
(a)	(d)		(e)
Andrew M. Sims, President and CEO	5,000	(1)	$49,200
William J. Zaiser, CFO, Executive Vice President and Secretary	4,000	(1)	$39,360
Anthony E. Domalski, Chief Accounting Officer, Vice President	750		$7,380
Julia F. Connolly, Chief Compliance Officer, Vice President	1,000		$9,840

(1)	The deferred stock grants to Mr. Sims and Mr. Zaiser were previously disclosed in the 2006 Proxy Statement and were accounted for in 2005.

No other compensation has been awarded to, earned by, or paid to any of our executive officers which is required to be reported in the above summary compensation table.

2006 Base Salary

During 2006, our principal executive officers’ compensation consisted only of base salary. For 2006 and 2007, each executive officer received a 4% increase to the base salary. In addition to this 4% increase, for 2007, the NC&C Committee increased Mr. Sims salary 10% to $266,760. The NC&C Committee determined that our chief executive officer’s salary required an increase to remain competitive based in part on the peer group analysis presented to the NC&C Committee. It also determined that our chief financial officer’s salary was currently within the targeted range of the peer group and that our chief operating officer’s salary was sufficiently competitive.

For 2006, our vice-president and chief accounting officer and vice-president and chief compliance officer’s compensation consisted only of base salary. For 2006 and 2007, these two officers received a 4% increase to the base salary. For 2007, each of these two officers’ salary was increased an additional $7,500 in recognition of attaining officer status within our company.

2006 Bonuses Awarded

The NC&C Committee did not award any bonuses to the principal executive officers for fiscal year 2006. In making its decision, the NC&C Committee considered the following factors:

•	the recommendation of our chief executive officer that bonuses should not be granted to the executive officers;

•	minimal achievement of the quantifiable metrics of corporate performance (funds from operations, or FFO, target share price and certain other stated Company and personal goals); and

•	the negative effect that cash bonuses would have on our earnings.

As there is no bonus program established for our vice-president and chief accounting officer and our vice-president and chief compliance officer, no bonuses were awarded to these two officers in 2006.

Stock Awards Granted

The NC&C Committee did not make any awards of restricted stock based on performance in fiscal year 2006. In making its decision, the NC&C Committee considered the following factors:

•	the recommendation of our chief executive officer that stock awards should not be granted to principal executive officers; and

•	the unit holdings of our chief executive officer and our chief financial officer are already significant in comparison to base salary;

•	the provision in our chief operating officer’s employment agreement for restricted stock awards that is highly competitive as compared to his peers; and

•	minimal achievement of the quantifiable metrics of corporate performance (FFO, target share price and certain other stated Company and personal goals).

Our chief executive officer did not recommend to the NC&C Committee any awards of restricted stock to our vice-president and chief accounting officer and vice-president and chief compliance officer based on their performance in fiscal year 2006. He recommended that increases in salary for 2007, instead of stock awards, to each officer would make the officers’ base salary compensation more competitive within their peer group. In June 2006, these officers were granted restricted stock awards based on their performance in 2005.

Employment Agreements

The employment agreements with Messrs. Sims, Zaiser and Folsom provide for their annual salary and possible additional compensation in the form of cash bonus and restricted stock awards. Each principal executive officer will receive customary benefits, including a term life insurance policy of $1 million and disability insurance in an amount so that each will receive the same monthly payments as under his respective employment agreement in the event of his disability. As described below, the employment agreements provide these officers with severance benefits if their employment ends under certain circumstances. We believe that the agreements will benefit us by helping to retain the principal executive officers and by allowing them to focus on their duties without the distraction of the concern for their personal situations in the event of a possible change in control of our company. We have not entered into employment agreements with Mr. Domalski and Ms. Connolly.

Mr. Sims’ employment agreement with us provides that we must nominate him to serve as a member of our board of directors, must include him in the proxy materials delivered to stockholders in connection with a stockholder meeting to elect directors, and recommend him for election, and must continue to nominate and recommend him for election to our board for so long as he serves as our president and chief executive officer; subject, however, to the determination of our NC&C Committee that he satisfies the standards established for service on our board of directors. If Mr. Sims fails to be nominated to our board of directors or is involuntarily removed from our board of directors, other than for cause or vote by the stockholders, he will receive, among other things, a severance payment equal to five times his combined salary base and actual bonus compensation for the preceding fiscal year, plus indemnification for tax on such amounts.

Each of these principal executive officers will be entitled to receive benefits under his respective employment agreement if we terminate the executive’s employment without cause or the executive resigns with good reason or if there is a change in control of our company during the term of the agreement. Under these scenarios, Messrs. Sims and Zaiser are entitled to receive the following:

•	any accrued but unpaid salary and bonuses;

•	vesting of any previously issued stock options or restricted stock;

•	payment of the executive’s life, health and disability insurance coverage for a period of five years following termination;

•	any unreimbursed expenses; and

•	a severance payment equal to five times the executive’s combined salary base and actual bonus compensation for the preceding fiscal year.

In the event that Mr. Folsom’s employment is terminated without cause or he resigns for good reason, Mr. Folsom is entitled to receive the sum of the following amounts:

•	any accrued but unpaid salary and bonuses;

•

issuance and vesting of any previously granted stock options or restricted stock (including ungranted shares conditioned upon and in consideration of Mr. Folsom’s employment through dates set forth in the employment agreement);

•	payment of life, health and disability insurance coverage for a period of three years following termination, and unreimbursed expenses; and

•	a severance payment equal to three times of his combined salary and actual bonus compensation for the preceding fiscal year.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Total ($)(3)
(a)	(b)	(c)	(h)
David J. Beatty (2)	22,875	9,200	32,075
J. Paul Carey	27,875	9,200	37,075
Edward S. Stein	27,875	9,200	37,075
Anthony C. Zinni	15,000	9,200	24,200

(1)	Represents the dollar value of restricted stock awards calculated by multiplying the closing market price of our common stock of $9.20 on June 1, 2006, the date of grant, as reported on the American Stock Exchange, by the number of shares of restricted stock awarded. The restricted stock awards were fully vested on December 31, 2006.
(2)	David J. Beatty resigned from the Board of Directors on February 22, 2007.
(3)	The directors were paid in 2007 for attendance at the meetings of the board of directors in 2006.

The NC&C Committee reviews the level of compensation of our non-employee directors on an annual basis. To determine how appropriate the current level of compensation for our non-employee directors is, the NC&C Committee has historically obtained data from a number of difference sources including publicly available data describing director compensation in peer companies. In fiscal year 2006, the NC&C Committee also considered competitive data provided by HVS, our compensation consultant.

We compensate our independent, non-employee directors for their services as directors through a mixture of cash and equity-based compensation. Independent, non-employee directors receive annual compensation of $15,000, plus a fee of $750 (plus out-of-pocket expenses) for attendance in person at each meeting of the board of directors, and $750 for each committee meeting attended in person. Directors who attend meetings telephonically receive a fee of $375. Directors who are also officers or employees of our company or are affiliated with MHI Hotels Services LLC are not paid any director fees. Directors Edward Stein and J. Paul Carey receive an additional $5,000 per year for their services as chair of the NC&C and Audit Committees, respectively.

On an annual basis, the NC&C Committee makes a recommendation to the board of directors for awards of restricted stock to each independent, non-employee director for its consideration and approval. On June 1, 2006, each independent, non-employee director named above received 1,000 shares of stock that were fully vested on December 31, 2006. On January 16, 2007, each independent non-employee director named above received 1,500 shares that will vest on December 31, 2007. Mr. Beatty’s stock grant of 1,500 restricted shares was forfeited pursuant to the terms of the Stock Award Agreement between him and our company upon his resignation on February 22, 2007. Although distributions are paid on all restricted stock, whether or not vested, at the same rate and on the same date as on shares of our common stock, these holders will be prohibited from selling such shares until they vest. To date, the stock awards have been restricted until the last day of the fiscal year in which they were granted.

Long-Term Incentive Plan

We have established our Long-Term Incentive Plan for the purpose of recruiting and retaining our and our affiliates’ executive officers, employees, non-employee directors and consultants. The Long-Term Incentive Plan authorizes the issuance of options to purchase shares of common stock and the grant of stock awards, deferred shares, performance shares and performance units.

Administration of the Long-Term Incentive Plan is carried out by the NC&C Committee. The NC&C Committee may delegate a portion of its authority under the Long-Term Incentive Plan to one or more officers.

Our officers and employees and those of our operating partnership and other subsidiaries are eligible to participate in the Long-Term Incentive Plan. Our non-employee directors and other persons that provide consulting services to us and our subsidiaries are also eligible to participate in the Long-Term Incentive Plan.

Compensation Committee Report

The Nominating, Corporate Governance and Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Nominating, Corporate Governance and Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE NOMINATING, CORPORATE GOVERNANCE AND COMPENSATION COMMITTEE

Edward S. Stein, Chairman

J. Paul Carey, Committee Member

Compensation Committee Interlocks and Insider Participation.

During fiscal year 2006, the NC&C Committee consisted of directors Stein, Carey, and former director Beatty. Please see section entitled Certain Relationships and Related Transactions for a discussion of a related party transaction involving former director Beatty. No member of the committee is, or was, an executive officer of another company whose board of directors has a comparable committee on which one of the Company’s executive officers serves. None of the executive officers of the Company is, or was during 2006, a member of a comparable compensation committee of a company of which any of the directors of the Company is an executive officer.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In accordance with our audit committee charter and procedures established by the committee, our audit committee is responsible for reviewing and approving the terms and conditions of all related party transactions. Any material financial transaction with a director or executive officer of our company or a member of the immediate family of a director or officer would need to be approved by our audit committee prior to our company entering into such transaction.

Former Director David J. Beatty

In connection with the sale of our Williamsburg property in August 2006, TowneBank Commercial Mortgage, LLC (“TowneBank Commercial Mortgage”), a wholly-owned subsidiary of TowneBank, acted as a mortgage broker for the purchaser. Pursuant to a fee sharing agreement between TowneBank Commercial Mortgage and a commercial real estate agent representing the Company executed at the closing, TowneBank Commercial Mortgage was entitled to receive a portion of the brokerage fee, totaling $71,250, payable by the Company. Further, the purchaser of the property had entered into a separate agreement with TowneBank Commercial Mortgage resulting in an additional $50,000 fee payable to TowneBank Commercial Mortgage in connection with the sale of the Williamsburg property. These fees were placed in escrow at the closing and were subject to being paid back to the Company if the financing provided by the Company to the purchaser was not refinanced within a year of the closing. David Beatty is the President of TowneBank Commercial Mortgage and, at the time of the transaction, was a member of the board of directors. Pursuant to an arrangement with TowneBank Commercial Mortgage, the Company understands that Mr. Beatty personally benefited from the fee paid by the Company in an approximate amount of up to $35,000 and also benefited from the fee paid by the purchaser in an approximate amount of up to $25,000. Although the board of directors approved the sale of the Williamsburg property prior to its closing, the fee sharing arrangement entered into by TowneBank Commercial Mortgage at the closing was not submitted to the audit committee for prior approval consistent with its charter and the procedures established by the committee.

On February 20, 2007, General Zinni replaced Mr. Beatty as a member of the Audit Committee, and on February 22, 2007, Mr. Beatty resigned as a director of the Company.

Transactions With MHI Hotels Services

MHI Hotels Services is currently the management company for each of our hotels and our leased condominium resort properties.

MHI Hotels Services, our management company, is owned and controlled by Andrew Sims, our chairman and chief executive officer, Kim Sims and Christopher Sims, two of our directors, William Zaiser, our executive vice president and chief financial officer, and Steve Smith, the Executive Vice President of MHI Hotels Services. Two of our current directors, Kim and Christopher Sims, are currently officers and employees of MHI Hotels Services. Andrew, Kim and Christopher Sims and William Zaiser are also directors of MHI Hotels Services.

Strategic Alliance Agreement

On December 21, 2004, we entered into a ten-year strategic alliance agreement with MHI Hotels Services pursuant to which (i) MHI Hotels Services agrees to refer to us (on an exclusive basis) hotel acquisition opportunities in the United States presented to MHI Hotel Services, and (ii) unless a majority of our independent directors in good faith concludes for valid business reasons that another management company should manage a hotel owned by us, we agree to offer MHI Hotels Services or its subsidiaries the right to manage hotel properties that we acquire in the United States. Pursuant to the strategic alliance agreement, the Jacksonville Hilton Riverfront, acquired in July 2005, is managed by MHI Hotels Services. The Sheraton Louisville Riverside Hotel, currently closed for renovation, will be managed by MHI Hotels Services.

In addition, during the term of the agreement, MHI Hotels Services has the right to nominate one person for election to our board of directors at our annual meeting of stockholders, subject to the approval of such nominee by our NC&C Committee for so long as certain of our officers and directors, Andrew Sims, Kim Sims, and Christopher Sims, and their families and affiliates, hold, in the aggregate, not less than 1.5 million units or shares of our common stock.

Management Agreements

Pursuant to the terms of a management agreement, we engaged MHI Hotels Services as the property manager for our seven hotels, and intend to offer MHI Hotels Services the opportunity to manage any future hotels that we lease to our TRS Lessee. Certain of our executive officers and certain of our directors are also directors of MHI Hotels Services.

The management agreement has a term of 10 years for our six initial hotels and a term of 10 years for each hotel we acquire in the future, including the Hilton Jacksonville Riverfront Hotel. Additionally, MHI Hotels Services benefits from the payment of management fees by us pursuant to our management agreement. MHI Hotels Services receives a base management fee equal to a percentage of the hotel’s revenues (2.0% for the first year, 2.5% for the second year and 3.0% thereafter). During the third quarter of 2006, we sold the Holiday Inn Downtown Williamsburg and purchased the former Louisville Ramada Riverfront Inn, substituting the Louisville property for the Williamsburg property pursuant to the terms of the management agreement. Pursuant to the management agreement, MHI Hotels Services receives an incentive fee equal to 10% of the amount by which gross operating profit of the hotels on an aggregate basis for a given year exceeds gross operating profits for the same hotels, on an aggregate basis, for a prior year, subject to a maximum amount of 0.25% of the aggregate gross revenue of the hotels.

Any amendment, supplement or modification of the management agreement must be in writing signed by all parties and approved by a majority of our independent directors. If the management agreement terminates as to all of the hotels covered in connection with a default under the management agreement, the strategic alliance agreement will also terminate.

MHI Hotels Services also provides construction services for the Company under the terms of the management agreement. In 2006, MHI Hotels Services managed the renovation of the Hilton Jacksonville Riverfront and the Sheraton Louisville Riverside Hotel. For the year ended December 31, 2006, the Company paid $340,000 in construction management fees.

Shell Island Resort

In connection with our space leases for the Shell Island Resort, we entered into sublease arrangements with MHI Hotels LLC and MHI Hotels Two, Inc., affiliates of our management company, MHI Hotels Services. Under the sublease arrangements, MHI Hotels LLC and MHI Hotels Two, Inc. will pay us a fixed annual rent of $640,000.

PROPOSAL II—RATIFICATION OF APPOINTMENT OF ACCOUNTANTS

PKF Witt Mares, PLC (formerly, Witt Mares & Company PLC ) was the Company’s independent registered public accounting firm for the 2006 fiscal year. The board of directors has appointed PKF Witt Mares, PLC to be its independent accountants for the fiscal year ending December 31, 2007, subject to ratification by the our stockholders. The engagement of PKF Witt Mares, PLC was approved in advance by the audit committee. A representative of PKF Witt Mares, PLC is expected to be present at the Annual Meeting to respond to stockholders’ questions and will have the opportunity to make a statement if the representative so desires. If the stockholders fail to ratify the appointment, the audit committee will reconsider its selection.

Audit Fees. The aggregate fees billed by PKF Witt Mares, PLC for professional services rendered for the audit of the Company’s annual consolidated financial statements, for the review of the consolidated financial statements included in the Company’s quarterly reports on Form 10-Q and for audits of acquisitions, consents and the review of Company filings with the Securities and Exchange Commission for the fiscal years ended December 31, 2006 and 2005 were $200,891 and $174,890, respectively.

Audit Related Fees. The aggregate fees billed by PKF Witt Mares, PLC for fees associated with audit services not required by statute or regulation and services related to the audit of the annual financial statements and for the review of the quarterly financial statements for the years ended December 31, 2006 and 2005 were $2,945 and $39,425, respectively.

Tax Fees. The aggregate fees billed by PKF Witt Mares, PLC for professional services rendered for tax compliance, tax advice or tax planning for the years ended December 31, 2006 and 2005 were $99,988 and $166,557, respectively.

All Other Fees. The aggregate fees billed by PKF Witt Mares, PLC for professional services rendered for services or products other than those listed under the captions “Audit Fees,” “Audit-Related Fees,” and “Tax Fees” for the years ended December 31, 2006 and 2005 were $7,470 and $8,300, respectively, and consisted of assistance in accounting matters, communications with the Securities and Exchange Commission and issues relating to the Company’s internal controls.

It is the audit committee’s policy to pre-approve all audit and non-audit services prior to the engagement of the Company’s independent accountants to perform any service. All of the services listed above for 2006 and 2005 were approved by the audit committee prior to the service being rendered.

Ratification of the appointment of the accountants requires the affirmative vote of a majority of the votes cast by the stockholders of the Company at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PKF WITT MARES, PLC AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2007 FISCAL YEAR.

STOCKHOLDER PROPOSALS

Proposals of stockholders to be presented at the 2008 annual meeting of stockholders must be received by the Corporate Secretary of the Company at 4801 Courthouse Street, Suite 201, Williamsburg, VA 23188 prior to November 23, 2007, which is 120 calendar days prior to the anniversary of the mailing of this proxy statement, to be considered for inclusion in the 2008 proxy material. If a stockholder wishes to present a proposal at the 2008 annual meeting, whether or not the proposal is intended to be included in the 2008 proxy material, the bylaws require that the stockholder give advance written notice to the secretary of the Company not less than 90 nor more than 120 days prior to the anniversary of the mailing date of the 2007 annual meeting materials.

OTHER MATTERS

The Board of Directors is not aware of any business to come before the Annual Meeting other than those matters described above in this Proxy Statement. However, if any other matters should properly come before the Annual Meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

MISCELLANEOUS

The cost of soliciting proxies will be borne by the Company. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Common Stock. In addition to solicitations by mail, directors, officers, and regular employees of the Company may solicit proxies personally or by telegraph or telephone without additional compensation.

The Company’s 2006 Annual Report to Stockholders accompanies this Proxy Statement. Such Annual Report is not to be treated as a part of the proxy solicitation material or as having been incorporated herein by reference. A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 will be furnished without charge to stockholders as of the Record Date upon written request to the Corporate Secretary, MHI Hospitality Corporation, 4801 Courthouse Street, Suite 201, Williamsburg, Virginia 23188.

BY ORDER OF THE BOARD OF DIRECTORS

WILLIAM J. ZAISER

SECRETARY

Williamsburg, Virginia

March 22, 2007

/X/ PLEASE MARK VOTES AS IN THIS EXAMPLE	MHI HOSPITALITY CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

This proxy is being solicited on behalf of the Board of Directors.

April 27, 2007

The undersigned hereby appoints the Board of Directors of MHI Hospitality Corporation (the “Company”), or its designee, with full powers of substitution, to act as attorneys and proxies for the undersigned, to vote all shares of Common Stock of the Company which the undersigned is entitled to vote at the 2007 Annual Meeting of Stockholders (the “Annual Meeting”), to be held at the Kingsmill Resort Conference Center, located at 1010 Kingsmill Road, Williamsburg, Virginia on Friday, April 27, 2007, at 9:00 a.m., local time, and at any and all adjournments thereof, in the following manner:

	FOR	WITHHOLD	FOR ALL EXCEPT

1. The election of directors of the nominees listed below with terms to expire during the year listed:	☐	☐	☐

Andrew M. Sims
General Anthony C. Zinni
Kim E. Sims
Christopher L. Sims
Edward S. Stein
James P. O’Hanlon
J. Paul Carey

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●.

	FOR	AGAINST	ABSTAIN

2. To ratify the appointment of PKF Witt Mares, PLC, as independent accountants for the Company for the fiscal year ending December 31, 2007.	☐	☐	☐

The Board of Directors recommends a vote “FOR” the above listed propositions.

Please check box if you plan to attend the Annual Meeting.			☐

THIS SIGNED PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE PROPOSITIONS STATED. IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE ANNUAL MEETING.

Please be sure to sign and date this Proxy in the box below

Signature of Stockholder Date:	Signature of Stockholder Date:

Detach above card, sign, date and mail in postage paid envelope provided.

MHI HOSPITALITY CORPORATION 4801 COURTHOUSE STREET, SUITE 201 WILLIAMSBURG, VIRGINIA 23188

Should the above signed be present and elect to vote at the Annual Meeting, or at any adjournments thereof, and after notification to the Corporate Secretary of the Company at the Annual Meeting of the stockholder’s decision to terminate this proxy, the power of said attorneys and proxies shall be deemed terminated and of no further force and effect. The undersigned may also revoke this proxy by filing a subsequently dated proxy or by written notification to the Secretary of the Company of his or her decision to terminate this proxy.

The above signed acknowledges receipt from the Company prior to the execution of this proxy of an annual report, a Notice of Annual Meeting of Stockholders and a proxy statement dated March 22, 2007.

Please sign exactly as your name appears on this proxy. If shares are held jointly, each holder should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY

PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.